Exhibit 23.1

Frank, Rimerman +Co. LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Certified Public

We consent to the incorporation by reference in this Form S-1 of SCG Financial Acquisition Corp. of our report, dated February 4, 2013, relating to the consolidated balance sheets of Reach Media Group Holdings, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended, and to the reference to our Firm under the caption “Experts.”

Accountants
Palo Alto
San Francisco
/s/ Frank, Rimerman + Co. LLP	San Jose St. Helena New York

Frank, Rimerman + Co. LLP

Palo Alto, California

August 29, 2013

1801 Page Mill Road   Palo Alto, CA 94304       t 650.845.8100       www.frankrimerman.com